Exhibit (d)(2)(ii)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	Managed Assets* allocated to
the Sub-Adviser)
Voya Emerging Markets Index Portfolio	0.2475%

Voya Euro STOXX 50® Index Portfolio	0.2700%

Voya FTSE 100 Index® Portfolio	0.2700%

Voya Global Equity Portfolio	0.2100%

Voya Hang Seng Index Portfolio	0.2700%

Voya Index Plus LargeCap Portfolio	0.1580%

Voya Index Plus MidCap Portfolio	0.1800%

Voya Index Plus SmallCap Portfolio	0.1800%

Voya International Index Portfolio	0.1710%

Voya Japan TOPIX Index® Portfolio	0.2700%

Voya Russell™ Large Cap Growth Index	0.2025%
Portfolio

Voya Russell™ Large Cap Value Index	0.2025%
Portfolio

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	Managed Assets* allocated to
the Sub-Adviser)
Voya Russell™ Large Cap Index Portfolio	0.1125%

Voya Russell™ Mid Cap Growth Index	0.2025%
Portfolio

Voya Russell™ Mid Cap Index Portfolio	0.1395%

Voya Russell™ Small Cap Index Portfolio	0.1485%

Voya Small Company Portfolio	0.3380%

0.1440% on the first $500 million;
Voya U.S. Bond Index Portfolio	0.1350% on the next $500 million;
0.1260% on the next $1 billion;
0.1170% on the next $2 billion; and
0.1080% on assets thereafter

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